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                                                                     EXHIBIT 3.2




                 AMENDMENT NO. 2 TO SECOND AMENDED AND RESTATED
                       AGREEMENT OF LIMITED PARTNERSHIP OF
                          WILLIAMS ENERGY PARTNERS L.P.

      THIS AMENDMENT NO. 2 TO SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF WILLIAMS ENERGY PARTNERS L.P. (this "Amendment"), dated as of November 15, 2002, is entered into and effectuated by WEG GP LLC, a Delaware limited liability company, as the General Partner, pursuant to authority granted to it in Article 13 of the Second Amended and Restated Agreement of Limited Partnership of Williams Energy Partners L.P., dated as of September 27, 2002 (the "Partnership Agreement"). Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.

      WHEREAS, Section 13.1 of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect a change that, in the discretion of the General Partner, does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect; and

      WHEREAS, the General Partner deems it to be in the best interest of the Partnership to effect this Amendment in order to provide for the right of the Limited Partners to vote their Outstanding Limited Partner Interests as a single class to elect annually the board of directors of the General Partner, subject to the provisions of this Amendment.

      NOW, THEREFORE, the Partnership Agreement is hereby amended as follows:

      1. The first sentence of Section 13.2 is amended to read in its entirety as follows:

      "Except as provided in Sections 13.1, 13.3 and 13.4, all amendments to this Agreement shall be made in accordance with the following requirements."

      2. Section 13.4 is amended to read in its entirety as follows:

"Section 13.4. Meetings.

      (a) All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII.

      (b) Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Limited Partner Interests of the class or classes for which a meeting is proposed. Limited Partners shall call a special meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the general or specific purposes for which the special meeting is to be called. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to


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comply with any statutes, rules, regulations, listing, agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send a notice of the meeting to the Limited Partners either directly or indirectly through the Transfer Agent. A special meeting shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the mailing of notice of the meeting. Limited Partners shall not vote at any special meeting for the election of directors to the Board of Directors of the General Partner or on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners' limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

      (c) (i) An annual meeting of the Limited Partners for the election of directors (each, a "Director") to the Board of Directors of the General Partner shall be held on the second Wednesday in May of each year if a Business Day, and if not a Business Day, then on the next Business Day following, at 10 a.m., or at such other date and time as may be fixed from time to time by the General Partner at such place within or without the State of Delaware as may be fixed from time to time by the General Partner and all as stated in the notice of the meeting. Notice of the annual meeting shall be given in accordance with Section 13.5 not less than 10 days nor more than 60 days prior to the date of such meeting.

      (ii) The Limited Partners entitled to vote at the annual meeting shall vote together as a single class. The Limited Partners entitled to vote shall elect by a plurality of the votes cast at such meeting persons to serve on the Board of Directors of the General Partner who are nominated in accordance with the provisions of this Section 13.4(c). The exercise by a Limited Partner of the right to elect the Directors and any other rights afforded to such Limited Partner under this Section 13.4(c) shall be in such Limited Partner's capacity as a limited partner of the Partnership and shall not cause a Limited Partner to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize such Limited Partner's limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

      (iii) Each Limited Partner entitled to vote shall be entitled to one vote for each Outstanding Unit that is registered in the name of such Limited Partner on the Record Date for such meeting; provided, however, that the General Partner and its Affiliates shall not be entitled to vote Units representing, in the aggregate, more than 20% of the total number of Outstanding Units that are entitled to vote at the annual meeting and any such Units that are not entitled to be voted pursuant to this provision shall not be deemed to be Outstanding for purposes of determining a quorum under Section 13.9; provided further, however, that each Outstanding Subordinated Unit shall count as 0.5 of a Unit and have 0.5 of a vote for the purposes of this Section 13.4(c) and shall count as 0.5 of a Unit for the purposes of determining a quorum under Section 13.9; provided further, however, that if the General Partner or its Affiliates have pledged any of the Subordinated Units as collateral to secure indebtedness and such collateral is transferred to the holders of such indebtedness as a result of a default with respect to such indebtedness, then the


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      immediately preceding proviso shall be deemed automatically to be of no further force and effect and each Outstanding Subordinated Unit shall again count as one Unit and have one vote for the purposes of this Section 13.4(c) and be counted as one Unit for the purposes of determining a quorum.

            (iv) The number of Directors which shall constitute the whole Board of Directors of the General Partner shall not be less than seven and not more than nine as shall be established from time to time by a resolution adopted by a majority of the Directors, provided that no decrease shall shorten the term of any incumbent Director. The Directors shall be classified with respect to their terms of office by dividing them into three (3) classes established pursuant to the limited liability company agreement of the General Partner, each class to be as nearly equal in number as possible. At each annual meeting of the Limited Partners, Directors to replace those whose terms expire at such annual meeting shall be elected to hold office until the third succeeding annual meeting.

            (v) Each Director shall hold office for the term for which such Director is elected and thereafter until such Director's successor shall have been duly elected and qualified, or until such Director's earlier death, resignation or removal. Any vacancies may be filled, until the next annual meeting at which the term of such class expires, by a majority of the remaining Directors then in office. A Director may be removed only for cause and only upon a vote of the majority of the remaining Directors then in office.

            (vi) Nominations of persons for election to the Board of Directors of the General Partner may be made at an annual meeting only (A) by or at the direction of the General Partner or the Board of Directors of the General Partner, or (B) by any Limited Partner who was a Record Holder of Outstanding Units at the time of giving notice provided for in this Agreement, who is entitled to vote at the meeting and who complies with the notice procedures set forth below; provided, however, that such nominations shall be subject to the requirement that the Board of Directors of the General Partner have and maintain at least three Directors meeting the independence and experience requirements as set forth most recently by any National Securities Exchange on which any Units or other Partnership Securities are listed or quoted. For nominations by a Limited Partner pursuant to clause (B) above, the Limited Partner must have given timely notice thereof in writing to the General Partner. To be timely, a Limited Partner's notice shall be delivered to the General Partner at the principal executive offices of the General Partner not later than the close of business on January 31, 2003, nor earlier than the close of business on January 16, 2003, in the case of the 2003 annual meeting, and not later than the close of business on the 120th calendar day, nor earlier than the close of business on the 135th calendar day, prior to the first anniversary of the preceding year's annual meeting, in the case of any subsequent annual meeting. The adjournment of an annual meeting shall not commence a new time period for the giving of a Limited Partner's notice as described above. Such Limited Partner's notice shall set forth (Y) as to each person whom the Limited Partner proposes to nominate for election or reelection as a Director all information relating to such person that is required to be disclosed in solicitations of proxies for the election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of


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      1934, as amended (including such person's written consent to being named in the proxy statement as a nominee and to serving as a Director if elected); and (Z) as to the Limited Partner giving the notice (1) the name and address of such Limited Partner, and (2) the class and number of Units which are owned by such Limited Partner. Other than as provided in Section 13.4(c)(v), only such persons who are nominated in accordance with the procedures set forth in this provision shall be eligible to serve as Directors. The chairman of the meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth above and to declare that such defective nomination shall be disregarded.

            (vii) Notwithstanding any other provision of this Section 13.4(c), the General Partner and the members of the General Partner are authorized, and shall use their commercially reasonable best efforts, to take such action (including, without limitation, the removal and appointment of Directors) as shall be necessary or appropriate to cause, by April 7, 2003, a majority of the Board of Directors of the General Partner to consist of individuals other than individuals who are officers, directors, employees or agents of the General Partner or The Williams Companies, Inc. and thereafter to cause the composition of the Board of Directors of the General Partner to be so maintained; provided, however, that this provision shall not preclude the election of individuals who are Directors of the General Partner and who are not otherwise affiliated with the General Partner or The Williams Companies, Inc.; provided further, however, that this provision shall be in addition to and, in the case of a conflict, subject to the compliance with any rule or listing standard of a National Securities Exchange on which any Units or other Partnership Securities are listed or quoted.

            (viii) This Section 13.4(c) shall not be deemed in any way to limit or impair the ability of the Board of Directors of the General Partner to adopt a "poison pill" or unitholder or other similar rights plan with respect to the Partnership, whether such poison pill or plan contains "dead hand" provisions, "no hand" provisions or other provisions relating to the redemption of the poison pill or plan, in each case as such terms are used under Delaware common law.

            (ix) The General Partner shall use its commercially reasonable best efforts to take such action as shall be necessary or appropriate to give effect to and implement the provisions of this Section 13.4(c), including, without limitation, amending the limited liability company agreement of the General Partner.

            (x) Except as set forth in Section 13.4(c)(iii) and Section 13.4(c)(xi), this Section 13.4(c) may not be amended except upon the prior approval of Limited Partners that hold two-thirds of the Outstanding Units.

            (xi) Notwithstanding the foregoing provisions of this Section 13.4(c), if any of the Membership Interests (as defined in the General Partner's limited liability company agreement) of the General Partner have been pledged as collateral to secure indebtedness and such collateral is transferred to the holders of such indebtedness as a result of a default with respect to such indebtedness, the provisions of this Section 13.4(c) shall be of no further force and effect and Section 13.4 shall be deemed automatically to read in


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      its entirety as previously written in the Partnership Agreement immediately prior to the Amendment No. 2 to the Second Amended and Restated Agreement of Limited Partnership of Williams Energy Partners L.P., dated as of November ____, 2002 ("Amendment No. 2"), provided that this Section 13.4(c)(xi) shall not affect the applicability or enforceability of any other amendments to Section 13.4 that may be adopted after the date of Amendment No. 2.

            (xii) If the General Partner delegates to an existing or newly formed wholly-owned subsidiary the power and authority to manage and control the business and affairs of the Partnership Group, the foregoing provisions of this Section 13.4(c) shall be applicable with respect to the board of directors or other governing body of such subsidiary."

      3. Except as hereby amended, the Partnership Agreement shall remain in full force and effect.

      4. This Amendment shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.

      5. Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment that are valid, enforceable and legal.


                            [SIGNATURE PAGE FOLLOWS]


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      IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.


                                   WEG GP LLC
                                   General Partner


                                   By: /s/ DON R. WELLENDORF
                                      ------------------------------------------
                                   Name:   Don R. Wellendorf
                                   Title:  President and Cheif Executive Officer


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